Exhibit 10.16

STORAGE/R&D SPACE LICENSE AGREEMENT

I.	BASIC LICENSE TERMS:

Date:	March 15, 2021
Licensor:	J.V. Lewis Enterprises, Inc.
Licensee:	Archer Aviation, Inc.
Storage/R&D Space:	Approximately 2800 rentable square feet of indoor storage/R&D space known as Unit B, 140 South Whisman Road, Mountain View, CA 94041.
Term:	18 months (See Section 2 below.)
Commencement Date:	April 1, 2021
Expiration Date:	September 30, 2022
Monthly Storage/R&D License Fee:	$9,800.00 (See Section 3 below.)
Security Deposit:	$10,000.00
Late Charge:	Ten Percent
Amount Due on Execution of Lease:	$10,000.00 (Security Deposit) $19,600.00 (first and last month’s license fee) $500.00 (first and last month’s sewer, water and trash services) Total: $30,100.00
Use:	Storage/R&D and no other use whatsoever. This is an absolute prohibition on any change of use.

II.	STORAGE/R&D TERMS:

1.            License to Use Storage/R&D Space. Licensor hereby grants to Licensee a right to use the Storage/R&D for the Term, subject to and in accordance with the terms of this Storage/R&D License Agreement (this “Agreement”). Capitalized terms used herein shall have the meanings set forth above, unless otherwise defined.

2.            Term. The Term of this Agreement shall commence on the Commencement Date and shall continue for the Term referenced above. Following the Expiration Date referenced above, this Agreement shall continue on a month-to-month basis, terminable by either party by providing thirty (30) days’ written notice to the other party hereto.

3.            Storage/R&D License Fee. In consideration of Licensor’s grant to Licensee of the right to use the Storage/R&D, Licensee shall pay to Licensor the Monthly Storage/R&D License Fee throughout the Term of this Agreement. Such Monthly Storage/R&D License Fee shall be payable in advance (except that the first and last month’s Monthly Storage/R&D License Fee shall be paid concurrently with execution of this Agreement) in monthly installments on the first day of each month during the Term of this Agreement. The Monthly Storage/R&D License Fee shall be paid without offset, prior notice or demand from Licensor at the address set forth in Section 9 below, or to such other person or place as Licensor may designate in writing from time to time. If the Term commences or ends on a day other than the last day of a month, then the Monthly Storage/R&D License Fee for the month during which such expiration occurs shall be prorated on the basis of the actual number of days in such month.

4.            Government Regulations and Other Obligations of Licensee. Licensee shall obtain, at its sole cost and expense, all governmental permits and authorizations of whatever nature required by any and all applicable governmental agencies in connection with Licensee’s use of the Storage/R&D. In addition, Licensee shall comply with all governmental laws and regulations with respect to the Storage/R&D and Licensee’s use thereof, and all rules and regulations as Licensor may adopt from time to time in connection with Licensee’s use of the Storage/R&D. All persons who enter upon the Storage/R&D pursuant to this Agreement do so at their own risk, and shall comply with any and all instructions and directions of Licensor.

5.            Indemnification. All persons who enter upon or use the Storage/R&D pursuant to this Agreement do so at their own risk, and shall comply with any and all instructions and directions of Licensor. Licensee agrees and acknowledges that its use of the Storage/R&D is at its sole risk, and Licensee hereby waives, releases and absolves Licensor and its officers, directors, employees and agents (collectively the “Releasees”) from any and all cost, loss, damage, expense, liability and claims, whether foreseeable or not, from any cause whatsoever (including, but not limited to, theft and water damage), that Licensee may suffer to its personal property located anywhere in the Storage/R&D or that it or its agents, employees, principals and invitees may suffer with respect to person or property as a direct or indirect consequence of Licensee’s license or use of the Storage/R&D or access areas to the Storage/R&D or for any other reason arising from or related to this Storage/R&D Agreement. In addition, Licensee hereby agrees to indemnify, defend, protect, and hold Licensor and the Releasees harmless from and against any loss, cost, damage, liability, expense, claim and cause of action (including attorneys’ fees) resulting as a direct or indirect consequence of (a) Licensee’s license or use of the Storage/R&D or access areas to the Storage/R&D, (b) any act or omission of Licensee or any of Licensee’s agents, employees or invitees, (c) any breach by Licensee of any of its obligations under this Agreement, or (d) for any other reason arising from or related to this Storage/R&D Agreement. Licensee’s indemnification of Licensor as set forth in this Section 5 shall survive the expiration or termination of this Agreement.

6.            Use and Maintenance of Storage / R&D. Licensee agrees to use the Storage/R&D solely for storage/R&D purposes. No work of any kind shall be done in the Storage/R&D. In no event shall Licensee store in the Storage/R&D any illegal, dangerous or unhealthful materials or substances, including, without limitation, drugs, explosives, fireworks, chemicals or any other items which may pose a danger to persons or property. License may use the parking lot adjacent to the Storage/R&D for the sole purpose of temporary loading and unloading of the Storage/R&D. Licensee shall not otherwise park any vehicles, perform any work or store any items in the parking lot Licensee agrees to use the Storage/R&D in a manner which shall not interfere with the use and enjoyment of the parking lot adjacent to the Storage/R&D by Licensor or any tenants, occupants or persons claiming through or under Licensor. No smoking, pets or guard animals are allowed in or around the Storage/R&D. Licensee shall arrange and pay for any utilities that are necessary for the permitted use of the Storage/R&D. Licensee agrees that Licensor and its agents may enter and inspect the Storage/R&D and any property stored therein at any time upon giving reasonable advance notice to Licensee (except that no such prior notice shall be required in cases of emergency). Licensee shall deliver to Licensor a key for any locks installed by Licensee for Licensor’s emergency entry purposes. Licensee accepts the Storage/R&D in its “AS IS”, “WITH ALL FAULTS”, “WITHOUT ANY WARRANTIES OR REPRESENTATIONS” condition, and shall maintain and repair the Storage/R&D in good order and condition, at Licensee’s sole cost and expense. Licensee shall not make any repairs or alterations to any portion of the Storage/R&D without first obtaining Licensor’s prior written consent, which may be given or withheld in Licensor’s sole discretion. Licensee shall not suffer or permit to be enforced against the building where the licensed premises are located (the “Building”), or any part thereof, any mechanics, materialmen’s, contractors’ or subcontractors’ liens arising from the activities of Licensee, and Licensee shall pay or cause to be paid all of said liens, claims or demands before any action is brought to enforce the same against the Building or any portion thereof. Licensee shall be solely responsible for securing the Storage/R&D. Licensee agrees that the Licensor and its agents shall not be liable for loss or damage to any property, or loss to the business or occupation of Licensee, theft or any other cause whatsoever. Licensee shall give prompt notice to Licensor in case of fire, theft, or accident in the Storage/R&D.

7.            Hazardous Substances. Licensee shall not use, keep, store, release, discharge or dispose of any hazardous substances, hazardous materials and hazardous wastes listed by the U.S. Environmental Protection Agency or the State of California, including, without limitation, PCB’s, petroleum products, asbestos, and asbestos-containing materials (collectively, “Hazardous Substances”), upon or near the Storage/R&D. Licensee shall not cause or permit any waste material or refuse to be dumped upon or remain upon any part of the parking lot or other areas outside the Storage/R&D, nor shall Licensee cause or allow any materials, supplies, equipment, finished products or semi-finished products or articles of any nature to be stored upon or remain in the parking lot outside the Storage/R&D.

8.            Surrender. Upon the expiration or termination of the Term of this Agreement, Licensee shall surrender the Storage/R&D to Licensor in the following condition: (a) Licensee shall remove all of its property and all trash and debris from the Storage/R&D; and (b) Licensee shall otherwise perform and pay for costs of repairing and restoring the Storage/R&D to the condition existing upon delivery of the Storage/R&D to Licensee, ordinary wear and tear excepted.

9.            Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by nationally recognized overnight courier, or delivered personally (i) to Licensee at the appropriate address set forth below, or to such other place as Licensee may from time to time designate in a Notice to Licensor; or (ii) to Licensor at the addresses set forth below, or to such other firm or to such other place as Licensor may from time to time designate in a Notice to Licensee. Any Notice will be deemed given on the date that delivery is made.

LICENSOR:	Jim Lewis J.V. Lewis Enterprises, Inc. P.O. Box 612587 San Jose, California 95161

LICENSEE:	The Premises

10.          Insurance.

(a)           Required Coverage. Prior to and at all times after initially entering upon the Storage/R&D for any purpose, Licensee shall at its sole expense maintain with a reputable company or companies acceptable to Licensor, (i) a policy or policies of commercial general liability insurance with respect to the Storage/R&D and the operations of or on behalf of Licensee on or about the Storage/R&D, including, but not limited to, personal injury, blanket contractual, broad form property damage, coverage for not less than Two Million Dollars ($2,000,000.00) combined single limit bodily injury, death and property damage liability per occurrence, and (ii) policy or policies of property damage insurance upon a “all risk” basis covering all of Licensee’s personal property in the Storage/R&D, for full replacement cost. All policies of property damage insurance required to be carried by Licensee hereunder shall include a clause or endorsement denying the insurer any rights of subrogation against Licensor.

(b)           Form and Provisions. Licensee shall provide that the policies of insurance required above shall be primary and shall name Licensor as additional insured, with the provision that any other insurance carried by any such parties shall be noncontributing. Such policies shall contain a provision that the naming of additional insureds shall not negate any right the additional insured would have had as claimant under the policy if not so named. All policies of insurance required under the provisions of this Section 10 shall contain an endorsement or provision that not less then ten (10) days’ prior written notice be given to Licensor prior to cancellation or reduction of coverage or amount of such policy. A certificate issued by the insurance carrier of each policy of insurance required to be maintained by Licensee, stating the limits and other provisions to be required hereunder, shall be delivered to Licensor prior to Licensee entering upon the Storage/R&D or any portion thereof for any purpose, and thereafter not later than thirty (30) days prior to the expiration of the term of each such policy.

11.         Defaults. In the event the Monthly Storage/R&D License Fee is not paid within five (5) days of the date due, or Licensee fails to perform any of the other obligations of Licensee set forth in this Agreement, Licensee shall be in default under this Agreement, and Licensor shall have the right, in addition to all of Licensor’s other remedies at law or in equity, to terminate this Agreement, which termination shall be effective upon delivery of Licensor’s written notice to Licensee thereof. In addition to the foregoing, if Licensee fails to pay to Licensor the Monthly Storage/R&D License Fee within five (5) days of the date due, Licensee shall pay to Licensor a Late Charge (referenced above), which amount shall be payable without offset, prior notice or demand, and such amounts shall bear interest from the date due until paid at a rate equal to ten percent (10%) per annum or the highest rate permitted by applicable law.

12.         Remedies. In the event of termination hereof due to a default hereunder, Licensor may re-enter and take exclusive possession of the Storage/R&D and remove all property therefrom, without legal process to the maximum extent permitted by law, or by such legal process as Licensor may deem appropriate. Licensor may also seek any other remedy available at law or in equity for any breach by Licensee of any of its obligations hereunder, including but not limited to a suit for damages, for any action for specific performance and/or injunction. Licensor shall also have the right, but not the obligation, in the event of any default by Licensee under this Agreement, to enter upon the Storage/R&D and cure such default, in which event Licensee shall immediately reimburse Licensor for the cost incurred by Licensor in effecting such cure. All remedies provided herein or by law or equity shall be cumulative and not exclusive. No termination or expiration of this Agreement shall relieve Licensee of its obligations to perform those acts required to be performed either prior to or after its termination.

13.          Assignability. This Agreement may not be assigned, whether voluntarily or by operation of law, and Licensee shall not sublease or permit the use of the Storage/R&D, or any part thereof, to or by any other parties (except use by Licensee’s employees in strict compliance with the provisions hereof), and any attempt to do so shall be null and void and constitute a default by Licensee under this Agreement. This Paragraph is intended to be an absolute prohibition on any transfer, in whole or in part, of this Agreement.

14.         Exculpation. The obligations of Licensor under this Agreement do not constitute personal obligations of the corporation or individual shareholder of Licensor, and Licensee shall look solely to the Storage/R&D Area and to no other assets of Licensor for satisfaction of any liability with respect to this Agreement and will not seek recourse against the corporate shareholder or officers of Licensor, nor against any of their assets for such satisfaction.

15.         Security Deposit. Upon execution and delivery of this Agreement, Licensee shall pay to Licensor the Security Deposit, which may be applied against damages incurred by Licensor as a result of the failure of Licensee to perform its obligations under this Agreement. The Security Deposit shall applied and returned to Licensee at the end of the Agreement as expressly provided in the Basic Lease Terms and this Paragraph upon removal of all items and materials stored by Licensee in the Storage/R&D and the return of the Storage/R&D to Licensor in the condition required hereunder. Licensor may retain the Security Deposit pursuant to the terms of this Agreement without limiting any other right or remedies of Licensor hereunder or at law.

16.         Subordination. This Agreement is and shall be subject and subordinate to all ground or underlying leases of the entire Building or project where the building is located, and to all mortgages, deeds of trust and similar security documents which may now or hereafter be secured upon the Building, and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self operative and no further instrument of subordination shall be required by any lessor or mortgagee, but in confirmation of such subordination, Licensee shall execute, within fifteen (15) days after request therefor, any certificate that Licensor or any mortgagee may reasonably require acknowledging such subordination.

17.         License and Not a Lease. This Agreement is not to be construed as in any way granting to Licensee any leasehold or other real property interest in the Premises, it being intended that this Agreement merely grants to Licensee this Agreement to enter upon and use the Premises during the Term in accordance with the terms and conditions hereof and shall not be deemed to grant to Licensee a leasehold or other real property interest in the Premises.

18.         Miscellaneous. This Agreement constitutes the entire understanding between the parties hereto with respect to the license and use of the Storage/R&D and supersedes any and all prior arrangements or understanding between the parties with respect thereto. No supplement, modification or amendment of this Agreement shall be binding unless in writing and executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver be a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. The headings of this instrument are for purposes of reference only and shall not limit or define the meaning of the provisions hereof. Neither this instrument nor a short form memorandum or assignment hereof shall be filed or recorded in any public office without Licensor’s prior written consent.

19.         Counterparts; Execution; Authority. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which, together, shall constitute one document. Submission of this instrument for examination or signature by Licensee does not constitute a reservation of or option to license, and is not effective until execution by and delivery by both Licensor and Licensee. Licensee, and the individuals executing this Agreement on behalf of Licensee, represent and warrant that such individuals have the full power and authority to bind Licensee. This Agreement sets forth the entire understanding between the parties and may not be altered or amended except by another writing executed by both parties.

20.          Applicable Laws. This Agreement shall be governed by and construed pursuant to the laws of the State of California.

21.         Attorneys’ Fees. If Licensor or its officers, directors, employees or agents shall be made a party to any litigation arising out of any act or omission of Licensee, Licensee shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by said parties on account of said litigation. Licensee shall also reimburse Licensor for all costs and expenses incurred by said parties, including reasonable attorneys’ fees, in enforcing the provisions of this Agreement.

22.         Parking Lot Use.

Tenant agrees that it will keep and observe all rules and regulations which Landlord may make from time to time as it may deem reasonably necessary for the management, safety, care and cleanliness of the Building and grounds, the parking of vehicles and the preservation of good order therein, as well as for the convenience of other tenants of the property. Tenant will be entitled to 6 unreserved parking spaces for leased premises for the purpose of parking standard passenger cars and pickup trucks (no vehicles that could be considered oversized will be permitted), which may be assigned by Landlord or left on an open basis. Tenant agrees to refrain from using the parking lot or any outside portions of the Premises for work or storage (temporary or permanent) in the course of its business. Tenant agrees not to use the parking lot for the repairing or testing of vehicles. Cars, trucks and other vehicles will not be allowed to remain in the parking lot unattended past 8:00 PM and may be towed at Tenant’s expense. Tenant agrees not to store property, leave debris, keep or work on any vehicles in the parking lot. A vehicle will be deemed “unattended” if the owner of such vehicle is not located in the Premises and responds to knocks on door. Tenant further agrees that they should not use the parking lot as a meeting place or for cell phone conversations as it disturbs other tenants.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date first above written.

“Licensor”:	J.V. Lewis Enterprises, Inc.

/s/ James Lewis
James Lewis, President

“Licensee”:	Archer Aviation, Inc.

/s/ Adam Goldstein
	Name:	Adam Goldstein
	Title:	Co-CEO